Exhibit 99.1
Eddie Bauer Reports Second Quarter And Year-To-Date 2007 Results
BELLEVUE, WA, August 14, 2007 — Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today reported financial results for the second quarter and the first half of fiscal year 2007.
For the second quarter ended June 30, 2007, total revenues increased to $227.0 million from $225.7 million in the second quarter of 2006. Total revenues for the second quarter of 2007 included net merchandise sales of $212.9 million, shipping revenues of $8.9 million, licensing royalty revenues of $3.5 million, royalty revenues from foreign joint ventures of $1.5 million, and other revenues of $0.2 million. In the second quarter of 2006, total revenues included net merchandise sales of $211.6 million, shipping revenues of $8.6 million, licensing royalty revenues of $3.8 million, royalty revenues from foreign joint ventures of $1.6 million, and other revenues of $0.1 million.
Net merchandise sales for the second quarter of 2007 included $151.4 million of sales from the Company’s retail and outlet stores and $61.5 million of sales from its direct channel, which includes sales from its catalogs and websites. This compares to $153.8 million of sales from the Company’s retail and outlet stores and $57.8 million of sales from its direct channel in the second quarter of fiscal 2006. Comparable store sales for the second quarter of 2007 increased by 0.9% and sales in the Company’s direct channel increased by 6.4%. Comparable store sales include net sales from retail and outlet stores that have been open for one complete fiscal year.
Gross margin for the second quarter of 2007 was $75.3 million, a decrease of $4.4 million from $79.7 million for the second quarter of 2006. Gross margin percentage for the second quarter of 2007 declined to 35.4%, down from 37.7% for the second quarter of 2006. The decrease was due primarily to increases in occupancy costs as a percentage of net merchandising sales and the impact of costs related to the customer loyalty program, which were partially offset by improved merchandising margins during the current year quarter.
The Company reported a net loss for the second quarter of 2007 of $22.2 million, or $0.73 per diluted share, compared to a net loss of $42.0 million, or $1.40 per diluted share in the same period in 2006. The net loss of $22.2 million in the second quarter of 2007 included non-recurring expenses totaling approximately $9.3 million, including (i) a $6.0 million non-cash fair value adjustment related to the embedded derivative liability of the Company’s convertible notes; and (ii) a $3.3 million loss on debt extinguishment associated with the amendment of the Company’s senior term loan in April 2007. Both the fair value adjustment and loss on debt extinguishment were reflected within other income (expense) on the Company’s statement of operations for the second quarter of 2007.
Income tax benefit for the second quarter of fiscal 2007 was $0.6 million compared to income tax expense of $32.6 million in the second quarter of 2006, which included $23.5 million of expense associated with the increase in the Company’s valuation allowance related to its net operating losses.
Income (loss) from continuing operations before income taxes, interest expense and depreciation and amortization expense, or EBITDA, for the second quarter of 2007 was $6.6 million when excluding the above mentioned non-recurring expenses, compared to $10.6 million for the second quarter of 2006. EBITDA is a non-GAAP financial measure that management believes is an important metric because it is a key factor in how it measures its operating performance. See Reconciliation of Non-GAAP Financial Measures for a reconciliation of EBITDA to its most comparable GAAP measure income (loss) from continuing operations before income tax benefit/expense. In addition, the Company incurred pre-tax non-cash stock-based compensation expense of $1.4 million in the second quarter of 2007 as compared to the $3.1 million in the second quarter of 2006.
Neil S. Fiske, President and Chief Executive Officer, said, “Our team is focused on re-establishing Eddie Bauer as the premiere active, outdoor, lifestyle brand. While results for the quarter were somewhat soft, we are taking steps to improve long-term shareholder value, including sharpening our brand definition, editing and focusing our merchandising assortment and looking at a number of cost reduction opportunities.”
Year-to-Date Results
For the six months ended June 30, 2007, total revenues were $441.0 million, compared to $420.2 million in the same period last year. Total revenues for the six-month period included net merchandise sales of $412.9 million, shipping revenues of $17.6 million, licensing royalty revenues of $7.0 million, royalty revenues from foreign joint ventures of $3.1 million, and other revenues of $0.4 million. In the first half of 2006, total revenues included net merchandise sales of $392.2 million, shipping revenues of $16.7 million, licensing royalty revenues of $7.8 million, royalty revenues from foreign joint ventures of $3.2 million, and other revenues of $0.3 million.
Net merchandise sales for the six-months ended June 30, 2007 included $287.8 million of sales from the Company’s retail and outlet stores and $125.1 million of sales from its direct channel. This compares to $279.7 million of sales from the Company’s retail and outlet stores and $112.5 million of sales from its direct channel in the same period last year. Comparable store sales for the first half of 2007 increased by 4.7%.
Gross margin for the six months ended June 30, 2007 was $133.9 million, representing an increase of $5.6 million from the gross margin for the six months ended July 1, 2006. Gross margin percentage for the first half of 2007 declined to 32.4%, down from a gross margin percentage of 32.7% for the first half of 2006. The decline in gross margin percentage for the six-month period versus that of the prior year period was primarily the result of costs related to the customer loyalty program, which were partially offset by a decrease in occupancy costs as a percentage of net merchandise sales and an improvement in merchandising margins.
The Company’s net loss for the six months ended June 30, 2007 was $67.0 million, or $2.20 per diluted share, compared to a net loss of $77.6 million in the first half of 2006, or $2.59 per diluted share. The net loss of $67.0 million in the first half of 2007 included several non-recurring expenses totaling approximately $25.7 million including the above mentioned non-cash fair value adjustment of $6.0 million and loss on debt extinguishment of $3.3 million which were recorded during the second quarter. Additionally, the first quarter of 2007 included non-recurring expenses of (i) the $5 million merger termination fee and $1.4 million in legal fees and expenses related to the Company’s proposed sale to an affiliate of Sun Capital Partners and Golden Gate Capital; (ii) $8.4 million of expenses, including $3.2 million of accelerated stock-based compensation expense, related to the resignation of the Company’s former Chief Executive Officer; and (iii) a $1.6 million legal settlement in the first quarter 2007. The net loss of $77.6 million for the first half of 2006 included a loss from discontinued operations of $534,000.
Income tax benefit for the six months ended June 30, 2007 was $1.7 million compared to income tax expense of $28.7 million in the first half of 2006, which included $23.5 million of expense associated with the increase in the Company’s valuation allowance related to its net operating losses.

Income (loss) from continuing operations before income taxes, interest expense and depreciation and amortization expense, or EBITDA, for the six months ended June 30, 2007 was a loss of $2.8 million when excluding the above mentioned non-recurring expenses compared to a loss of $8.9 million for the same period last year. In addition, the Company incurred pre-tax non-cash stock-based compensation expense of $6.1 million in the first half of 2007, which included the $3.2 million related to the resignation of the former Chief Executive Officer recorded during the first quarter of 2007, as compared to $6.4 million in the first half of 2006.
Conference Call
The Company will host a conference call on August 14, at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss the Company’s financial results for the second quarter ended June 30, 2007.
•	To access the live conference call, participants may dial 866-293-8970 or 913-312-1230.

•	Webcast participants may sign up at the investors section of Eddie Bauer’s website (http://investors.eddiebauer.com/events.cfm).

•	A recorded replay of the conference call may be accessed through the Web site, or by dialing (888) 203-1112 or (719) 457-0820 and entering the code 5545777. The call will be rebroadcast through August 14, 2007 and will be available on the Company’s website through August 14, 2008.
ABOUT EDDIE BAUER
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Eddie Bauer believes the Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 377 stores throughout the United States and Canada, through catalog sales and online at http://www.eddiebauer.com and http://www.eddiebaueroutlet.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.
SAFE HARBOR STATEMENTS
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events, and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to hire, retain and train key personnel; delays in enhancement of our disclosure controls and procedures; our inability to revitalize Eddie Bauer as a premium quality brand; changes in general economic conditions, consumer confidence and consumer spending patterns; risks associated with legal and regulatory matters; risks associated with rising energy costs; risks associated with reliance on information technology; challenges as a result of our involvement in our former parent’s bankruptcy process; the diversion of management’s attention from operations while establishing post-emergence infrastructure; our inability to improve profitability of our retail stores, catalogs and website operations; our inability to source our requirements from our current sourcing agents; a significant disruption in our back-end operations; the inability of our joint venture partners to operate our joint ventures effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; our inability to use our net operating losses to reduce taxes; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.
Contact:
Micheline Tang/Jim Fingeroth
Kekst and Company
212-521-4800

Eddie Bauer Holdings, Inc.
Consolidated Balance Sheets
($ in thousands)
(Unaudited)

	As of	As of
	June 30,	December 30,
	2007	2006

Cash and cash equivalents	$23,184	$53,174
Accounts receivable, less allowances for doubtful accounts of $987 and $1,274, respectively	24,094	29,774
Inventories	149,540	153,778
Prepaid expenses	25,535	23,572
Financing receivables	16,824	45,978
Deferred tax assets — current	2,546	2,345

Total Current Assets	241,723	308,621
Property and equipment, net of accumulated amortization of $80,824 and $57,855, respectively	184,135	177,344
Goodwill	114,765	114,765
Trademarks	185,000	185,000
Other intangible assets, net	25,694	29,720
Other assets	25,330	24,490
Deferred tax assets — noncurrent	17,551	15,970

Total Assets	$794,198	$855,910

Trade accounts payable	$41,786	$40,092
Bank overdraft	10,192	13,622
Accrued expenses	81,948	100,460
Current liabilities related to securitization note	15,142	41,380
Current portion of long-term debt	2,250	8,000

Total Current Liabilities	151,318	203,554
Deferred rent obligations	31,518	18,935
Unfavorable lease obligations, net	4,261	4,679
Senior term loan	222,188	266,500
Convertible note and embedded derivative liability, net of discount of $20,707 as of June 30, 2007	81,583	—
Other non-current liabilities	2,937	270
Pension and other post-retirement benefit liabilities	14,261	15,331

Total Liabilities	508,066	509,269
Commitments and Contingencies
Common stock:
$0.01 par value, 100 million shares authorized; 30,448,520 and 30,309,931 shares issued and outstanding as of June 30, 2007 and December 30, 2006, respectively	304	303
Treasury stock, at cost	(157)	(157)
Additional paid-in capital	584,484	578,402
Accumulated deficit	(302,129)	(234,771)
Accumulated other comprehensive income, net of taxes of $2,229 and $1,759, respectively	3,630	2,864

Total Stockholders’ Equity	$286,132	$346,641

Total Liabilities and Stockholders’ Equity	$794,198	$855,910

EDDIE BAUER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net sales and other revenues	$226,986	$225,742	$440,971	$420,243
Costs of sales, including buying and occupancy	137,562	131,930	278,987	263,890
Selling, general and administrative expenses	99,543	96,574	211,340	192,895

Total operating expenses	237,105	228,504	490,327	456,785
Operating loss	(10,119)	(2,762)	(49,356)	(36,542)
Interest expense	6,316	6,492	13,122	12,240
Other income (expense)	(7,665)	569	(6,094)	1,535
Equity in income (losses) of foreign joint ventures	1,270	(704)	(154)	(1,100)

Loss from continuing operations before income tax (benefit) expense	(22,830)	(9,389)	(68,726)	(48,347)
Income tax (benefit) expense	(582)	32,591	(1,697)	28,670

Loss from continuing operations	(22,248)	(41,980)	(67,029)	(77,017)
Loss from discontinued operations (net of income tax benefit of $0)	—	—	—	(534)

Net loss	$(22,248)	$(41,980)	$(67,029)	$(77,551)

Income (loss) per basic and diluted share:
Loss from continuing operations per share	$(0.73)	$(1.40)	$(2.20)	$(2.57)
Loss from discontinued operations per share	—	—	—	(0.02)

Net loss per share	$(0.73)	$(1.40)	$(2.20)	$(2.59)
Weighted average shares used to compute income (loss) per share:
Basic	30,448,520	29,991,684	30,418,716	29,991,684
Diluted	30,448,520	29,991,684	30,418,716	29,991,684

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Unaudited ($ in thousands)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Loss from continuing operations before income tax benefit/expense	$(22,830)	$(9,389)	$(68,726)	$(48,347)

Interest expense	6,316	6,492	13,122	12,240
Depreciation and amortization	13,763	13,494	27,048	27,195

EBITDA	(2,751)	10,597	(28,556)	(8,912)
Merger termination fee	—	—	5,000	—
CEO severance charges	—	—	8,418	—
Legal and other costs related to terminated merger agreement	—	—	1,396	—
Litigation settlement	—	—	1,600	—
Change in fair value of convertible note embedded derivative liability	6,065	—	6,065	—
Loss on extinguishment of debt	3,284	—	3,284	—

EBITDA, excluding certain non-recurring expenses	$6,598	$10,597	$(2,793)	$(8,912)